SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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REGENCY CENTERS CORPORATION
(Name of Registrant as Specified in Its Charter)
_____________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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REGENCY CENTERS CORPORATION
___________________

NOTICE AND PROXY STATEMENT
___________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 1, 2007

TO THE HOLDERS OF COMMON STOCK:

     PLEASE TAKE NOTICE that the annual meeting of shareholders of Regency Centers Corporation will be held on Tuesday, May 1, 2007, at 11:00 A.M., eastern time, in The River Room, Salon I of the River Club, 35th Floor of Independent Square, One Independent Drive, Jacksonville, Florida 32202.

     The meeting will be held for the following purposes:

1.	To elect a board of directors to serve until the 2008 annual meeting of shareholders and until their successors have been elected and qualified.

2.	To ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2007.

3.	To transact such other business as may properly come before the meeting or any adjournment.

     The shareholders of record at the close of business on March 7, 2007 will be entitled to vote at the annual meeting.

     We hope you will be able to attend the meeting, but in any event we would appreciate your dating, signing and returning the enclosed proxy as promptly as possible. You may also vote via the Internet, or by telephone, as instructed on the enclosed proxy. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

J. CHRISTIAN LEAVITT
Senior Vice President, Secretary and Treasurer
Dated: March 19, 2007

REGENCY CENTERS CORPORATION

One Independent Drive, Suite 114
Jacksonville, Florida 32202

_______________

PROXY STATEMENT FOR ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD MAY 1, 2007

     This proxy statement and the enclosed form of proxy are first being sent to our shareholders on or about March 19, 2007 in connection with the solicitation by our board of directors of proxies to be used at our 2007 annual meeting of shareholders. The meeting will be held on Tuesday, May 1, 2007, at 11:00 A.M., eastern time, in The River Room, Salon I of the River Club, 35th Floor of Independent Square, One Independent Drive, Jacksonville, Florida 32202.

     Our board of directors has designated Martin E. Stein, Jr., Mary Lou Fiala and Bruce M. Johnson, and each or any of them, as proxies to vote the shares of common stock solicited on its behalf. If you sign and return the enclosed form of proxy, you may nevertheless revoke it at any time insofar as it has not been exercised by (1) giving written notice to our Corporate Secretary, (2) delivering a later dated proxy, or (3) attending the meeting and voting in person. The shares represented by your proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it not votable. Proxies will be tabulated by ADP Investor Communication Services.

     If the meeting is adjourned for any reason, at any subsequent reconvening of the meeting all proxies may be voted in the same manner as the proxies would have been voted at the original convening of the meeting (except for any proxies that have been properly revoked or withdrawn).

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

     You may choose to receive shareholder materials, including proxy statements and annual reports, via electronic delivery in the future, which can help us achieve a substantial reduction in our printing and mailing costs as well as be environmentally friendly. If you choose to receive your proxy materials electronically, then before next year’s annual meeting, you will receive an e-mail notification when the proxy materials and annual report are available over the Internet. Your election to receive electronic delivery of these materials will remain in effect for all future shareholder meetings unless you revoke it before the meeting by following the instructions set forth at the applicable website below. If you elect to access our shareholder materials electronically, you may still request paper copies by contacting our Investor Relations Department at the address set forth above.

     If your shares are registered in your own name (instead of through a broker or other nominee), sign up for electronic delivery of proxy materials in the future at:

www.amstock.com

     Under “Shareholder Services” select “Shareholder Account Access.” When prompted, enter your information and submit, then select “Receive Company Mailing via Email.”

     If you hold your shares in an account at a brokerage firm or bank participating in a “street name” program, you can sign up for electronic delivery of proxy materials in the future by contacting your broker.

VOTING ELECTRONICALLY OR BY TELEPHONE

     If your shares are registered in your own name (instead of through a broker or other nominee), you can vote your shares on the Internet by following the instructions at the Internet voting website at www.proxyvote.com. Please carefully follow the directions on your proxy card. If you vote via the Internet you may be required to bear costs associated with electronic access, such as usage charges from Internet access providers and telephone companies.

     To vote by telephone, you should dial (toll-free) 1-800-690-6903; you will then be prompted to enter the control number printed on your proxy card and to follow subsequent instructions.

     The giving of a proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting or to change your vote electronically or by telephone.

     We reserve the right to cancel the electronic voting or telephone voting program at any time.

     If your shares are held in an account at a brokerage firm or bank participating in a “street name” program, you may already have been offered the opportunity to vote using the Internet. A number of brokerage firms and banks participate in a program that offers Internet voting options for shares held in “street name.”

VOTING SECURITIES

     The record of shareholders entitled to vote was taken at the close of business on March 7, 2007. At such date, we had outstanding and entitled to vote 69,210,414 shares of common stock, $.01 par value. Each share of common stock entitles the holder to one vote. Holders of a majority of the outstanding common stock must be present in person or represented by proxy to constitute a quorum at the annual meeting.

     The following table shows information relating to the beneficial ownership of our common stock as of March 7, 2007, except as otherwise disclosed in the notes below, of:

  each person known to us to be the beneficial owner of more than 5% of our common stock,

  each director and nominee,

  each of the executive officers named in the summary compensation table elsewhere in this proxy statement, and all directors and executive officers as a group.

     Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares.

Amount and Nature of Shares Beneficially Owned(1)
	Number of Shares		Right to	Percent of
Name	Owned(2)		Acquire(3)	Class
Deutsche Bank AG	10,540,898	(4)	—	15.2%
Taunusanlage 12
D-60325 Frankfurt am Main
Federal Republic of Germany
Morgan Stanley	9,619,556	(5)	—	13.9%
1585 Broadway
New York, NY 10036
The Vanguard Group, Inc	3,913,977	(6)	—	5.7%
100 Vanguard Boulevard
Malvern, PA 19355
Barclays Global Investors, NA	3,760,487	(7)	—	5.4%
45 Fremont Street
San Francisco, CA 94105
Martin E. Stein, Jr.	1,169,447	(8)	16,000	1.7%
Mary Lou Fiala	209,965		11,861	*
Bruce M. Johnson	229,685		18,038	*
Brian M. Smith	38,460		0
Raymond L. Bank	31,123		15,958	*
C. Ronald Blankenship	7,659		1,071
A. R. Carpenter	45,061		7,850	*
J. Dix Druce, Jr.	16,897		1,661	*
Douglas S. Luke	42,943		10,458	*

	Number of Shares		Right to	Percent of
Name	Owned(2)		Acquire(3)	Class
John C. Schweitzer	13,943		1,661	*
Thomas G. Wattles	12,995	(9)	1,661
Terry N. Worrell	38,248		15,565	*
All directors and executive officers
as a group (a total of 12 persons)	1,855,176	(8)(9)	101,784	2.8%
____________________

*	Less than one percent

(1)

Information presented in this table and related notes has been obtained from the beneficial owner or from reports filed by the beneficial owner with the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934.

(2)	Excludes shares that:

	are restricted stock or stock rights; or may be acquired through stock option exercises.

(3)	Shares that can be acquired through stock option exercises or the vesting of stock rights awards through May 7, 2007.
		.
(4)

Information is as of December 31, 2006 and is based on a report on Schedule 13G filed with the SEC on February 5, 2007 by Deutsche Bank AG and its affiliates listed below. According to the information provided in the Schedule 13G, each of the entities has voting and dispositive power over the shares shown as follows:

				Shared	Sole
			Sole Voting	Voting	Dispositive
			Power	Power	Power
	Deutsche Bank AG		2,670,367	64	5,240,417
	Deutsche Asset Management Investmentgesellshaft		600	—	4,900
	RREEF America, L.L.C.		2,606,167	—	5,117,417
	Deutsche Asset Management, Inc.		63,600	—	90,600
	Deutsche Bank Trust Company America		—	64	21,100
	Deutsche Investment Management America		—	—	6,400

(5)

Information is as of December 31, 2006 and is based on a report on Schedule 13G filed with the SEC on February 14, 2007 by Morgan Stanley and its affiliate Morgan Stanley Investment Management, Inc.. According to the information provided in the Schedule 13G, each of the entities has voting and dispositive power over the shares shown as follows:

				Shared	Sole
			Sole Voting	Voting	Dispositive
			Power	Power	Power
	Morgan Stanley		3,555,591	947	5,034,632
	Morgan Stanley Investment Management, Inc.		3,352,086	947	4,587,871

(6)

Information is as of December 31, 2006 and is based on a report on Schedule 13G filed with the SEC on February 14, 2007 by The Vanguard Group, Inc. According to the information provided in the Schedule 13G, The Vanguard Group, Inc. has sole voting power over 28,430 shares and sole dispositive power over 3,913,977 shares.

(7)

Information is as of December 31, 2006 and is based on a report on Schedule 13G filed with the SEC on January 23, 2007 by Barclay Global Investors, NA and its affiliates listed below. According to the information provided in the Schedule 13G, each of the entities has voting and dispositive power over the shares shown as follows:

			Shared	Sole
		Sole Voting	Voting	Dispositive
		Power	Power	Power
	Barclay Global Investors, NA	1,455,004	—	1,729,723
	Barclays Global Fund Advisors	1,803,371	—	1,803,371
	Barclays Global Investors, Ltd.	128,428	—	128,428
	Barclays Global Investors Japan Trust and Banking Company Limited	68,488	—	68,488
	Barclays Global Investors Japan Limited	30,477	—	30,477

(8)	Includes the following shares over which Mr. Stein is deemed to have shared voting and investment power:

  160,263 shares held by The Regency Group (Nevada) Limited Partnership, the sole general partner of which is a wholly-owned subsidiary of The Regency Group, Inc. All of the outstanding stock of The Regency Group, Inc. is owned by The Regency Square Group II (Nevada) Limited Partnership, the sole general partner of which is a corporation all of the outstanding stock of which is owned by Mr. Stein and members of his family.

  307,147 shares held by The Regency Group II. Mr. Stein is a general partner of The Regency Group II and a trustee of a trust that is also a general partner.

  108,235 shares held by Regency Square II. Mr. Stein is a general partner of Regency Square II and a trustee of a trust that is also a general partner.

  4,000 shares held for the benefit of Mr. Stein by the Wellhouse Trust. Mr. Stein has investment power with respect to such shares.

  6,053 shares held by Mr. Stein as custodian for his children.

(9)	Includes 7,000 shares held in a trust. Mr. Wattles has investment power over these shares.

STOCK OWNERSHIP POLICY FOR OFFICERS AND DIRECTORS

     Our board of directors has adopted a stock ownership policy for senior officers and outside directors in order to encourage them to focus on creating long-term shareholder value. The policy sets stock ownership targets for officers as a multiple of base salary. For example, the target for the chief executive officer is five times his annual base salary. The target for outside directors is the greater of five times their annual retainer fees or $250,000 (exclusive of fees for committee service or attendance fees). The targets are to be achieved by directors and executive officers over a five-year accumulation period. The stock ownership policy also requires the chief executive officer, the chief operating officer, the chief financial officer, the chief investment officer and the board of directors:

  to retain the after-tax value of our shares acquired on the exercise of stock options or on the vesting of stock awards for one year after exercise or vesting, and to retain 60% of that value so long as they remain an officer or director.

     Compliance with the policy is measured by using the higher of the trading price of the shares on the date of acquisition or the 30-day average before the measurement date. Any options, restricted stock or stock rights awards granted to a participant while he or she is not in compliance with these guidelines will vest over five rather than four years or such longer period as the compensation committee determines, in its discretion.

PROPOSAL ONE: ELECTION OF DIRECTORS

MAJORITY VOTING POLICY

     Our articles of incorporation provide for the number of directors to be fixed pursuant to the bylaws, subject to a minimum of 3 and a maximum of 15. Our bylaws provide that the number of directors may not be increased or decreased by more than one without a vote of the shareholders. We currently have eleven directors.

     Our board of directors has nominated all eleven of its members to stand for re-election at the 2007 meeting. All nominees were elected as directors by shareholders at the 2006 annual meeting. All directors elected at the meeting will serve until the 2008 annual meeting and until their successors are elected and qualified.

     Directors will be elected by a plurality of votes cast by shares entitled to vote at the meeting. However, under a policy adopted by our board of directors, if in an uncontested election more votes are “withheld” from a director than are voted “for” the director, he or she will be required to resign within three days after certification of the vote. Our nominating and corporate governance committee (or, if votes were withheld from a majority of the members of the nominating and corporate governance committee, then a committee appointed by and from among disinterested, independent directors) will promptly consider the resignation and recommend to the board whether to accept or reject the resignation. The director who submitted the resignation may not participate in the decision.

     Factors that the committee and board will consider under this policy include:

  the stated reasons why votes were withheld from the director and whether those reasons can be cured;

  the director’s length of service, qualifications and contributions as a director;

  New York Stock Exchange listing requirements, and

  our corporate governance guidelines.

     Rejection of the resignation may be conditioned on curing the reasons underlying the withheld votes.

     The board will act on the resignation no later than 60 days after the date of the annual meeting. We will disclose the board’s decision in a Form 8-K filed with the SEC within four business days of the decision that will provide a full explanation of the process by which the board reached its decision and the reasons for its decision.

     Under Florida law, we must amend our articles of incorporation in order to provide that directors be elected by a majority as opposed to a plurality of the votes cast. Our nominating and corporate governance committee intends to consider recommending such an amendment for consideration at our 2008 annual meeting of shareholders.

INDEPENDENT DIRECTORS

     Our board of directors has determined that Messrs. Raymond L. Bank, C. Ronald Blankenship, A. R. Carpenter, J. Dix Druce, Douglas S. Luke, John C. Schweitzer, Thomas G. Wattles and Terry N. Worrell, being a majority of our directors, are “independent” as defined by sections 303A.02(a) and (b) of the New York Stock Exchange listing standards. In determining independence, the following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence:

(1)	if our director or his or her immediate family member is an executive officer of another company that does business with us and our annual payments to the other company are less than 1% of the annual consolidated revenues of the other company;

(2)	if our director or his or her immediate family member is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the other company; and

(3)	if our director serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are less than 1% of that organization’s total annual charitable receipts (our automatic matching of employee charitable contributions will not be included in the amount of our contributions for this purpose).

     The board will annually review all commercial and charitable relationships of directors and determine whether directors meet these categorical independence tests. In making its determination with respect to independence for the directors identified above as independent, the board did not consider any transactions, relationships or arrangements involving these directors that are not disclosed in this proxy statement.

     During 2006, none of our independent directors served as an executive officer of any tax exempt organization to which we made contributions.

     Our board of directors has adopted corporate governance guidelines, including a code of business conduct and ethics for our directors, officers and employees. The corporate governance guidelines and code of conduct are posted on our website at www.regencycenters.com. Copies may also be obtained in printed form by contacting Thomas Paul, Vice President-Internal Audit, at (904) 598-7000.

NOMINEES

     The accompanying proxy will be voted, if authority to do so is not withheld, for the election as directors of each of the board’s nominees. Each nominee is presently available for election. If any nominee should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may, in their discretion, vote for a substitute.

     Our board of directors recommends a vote “for” the election of each of its nominees. Proxies solicited by the board will be so voted unless shareholders specify in their proxies a contrary choice.

     Information concerning all nominees for director, based on data furnished by them, is set forth below.

MARTIN E. STEIN, JR.
(First elected to the board in 1993)

     Mr. Stein, age 54, is our Chairman of the Board and Chief Executive Officer. He served as our President from its initial public offering in October 1993 until December 31, 1998. Mr. Stein also served as President of our predecessor real estate division since 1981, and Vice President from 1976 to 1981. He is a director and member of the compensation and corporate governance committees of Patriot Transportation Holding, Inc., a publicly held transportation and real estate company, and Stein Mart, Inc., a publicly held upscale discount retailer. Mr. Stein also serves on the Board of Governors and as First Vice Chair of the National Association of Real Estate Investment Trusts and is a member of the International Council of Shopping Centers, the Urban Land Institute and the Real Estate Roundtable.

MARY LOU FIALA
(First elected to the board in 1997)

     Mrs. Fiala, age 55, became our President and Chief Operating Officer in January 1999. Before joining us, she was Managing Director - Security Capital U.S. Realty Strategic Group from March 1997 to January 1999. Mrs. Fiala was Senior Vice President and Director of Stores, New England - Macy’s East/ Federated Department Stores from 1994 to March 1997. From 1976 to 1994, Mrs. Fiala held various merchandising and store operations positions with Macy’s/Federated Department Stores. Mrs. Fiala is a director of Build-A-Bear Workshop, Inc. She is also a member of the board of trustees of the International Council of Shopping Centers.

BRUCE M. JOHNSON
(First elected to the board in 2004)

     Mr. Johnson, age 59, has been our Managing Director and Chief Financial Officer since July 1993. From 1979 to October 1993, he served as Executive Vice President of our predecessor. Prior to joining Regency, Mr. Johnson was Vice President of Barnett Winston Trust, an equity and mortgage real estate investment trust. Mr. Johnson was a director of Columbia Equity Trust, Inc., an owner and operator of commercial office properties in the greater Washington, DC area, until its merger in February 2007. He also serves as Chairman of Brooks Rehabilitation Hospital, a private not-for-profit rehabilitation hospital, and sits on the Board and the Executive Committee of its private parent company, Brooks Health Systems.

RAYMOND L. BANK
(First elected to the board in 1997)

     Mr. Bank, age 53, was a founder and President of Merchant Partners, a venture capital firm focusing on retail, direct marketing, and consumer service companies from 1994 through 2004. He also serves as President of Raymond L. Bank & Associates, Inc., a firm investing in and advising m arketing-driven companies in the retail, direct marketing and services sectors, since 1991.

C. RONALD BLANKENSHIP
(First elected to the board in 2001)

     Mr. Blankenship, age 57, has been Co-Chairman of Verde Group since June 2003. He was Vice Chairman of Security Capital Group Incorporated from May 1998 until June 2003. He was Chief Operating Officer of Security Capital from 1998 to May 2002 and Managing Director from 1991 until May 1998. Prior to June 1997, he was the Chairman of Archstone Communities Trust. Mr. Blankenship was formerly a trustee of ProLogis Trust and was formerly a director of BelmontCorp, InterPark Holdings Incorporated, Storage USA, Inc. and Macquarie Capital Partners, LLC. He also served as Interim Chairman, Chief Executive Officer and director of Homestead Village Incorporated from May 1999 until November 2001.

A. R. CARPENTER
(First elected to the board in 1993)

     Mr. Carpenter, age 65, retired from CSX Corporation as Vice Chairman, a position he held from July 1999 to February 2001. From 1962 until February 2001, he held a variety of positions with CSX, including President and Chief Executive Officer (from 1992 to July 1999) and Executive Vice President-Sales and Marketing (from 1989 to 1992) of CSX Transportation, Inc. Mr. Carpenter is a director of Florida Rock Industries, Inc. PSS World Medical, Inc. and Stein Mart, Inc.

J. DIX DRUCE, JR.
(First elected to the board in 1993)

     Mr. Druce, age 59, has been President and Chairman of the Board of National P.E.T. Scan, LLC since June 2000. From 1988 until 2000, he served as President and Chairman of the Board of Life Service Corp., Inc., a life insurance management company, and President and director of American Merchants Life Insurance Company and its parent, AML Acquisition Company, from October 1992 until the companies’ sale in 2000. He was President and director (Chairman from May 1989 to July 1991) of National Farmers Union Life Insurance Company from 1987 to 1991, and President and director of Loyalty Life Insurance Company and NFU Acquisition Company from 1987 to 1991. Mr. Druce is a director of Florida Rock Industries, Inc.

DOUGLAS S. LUKE
(First elected to the board in 1993)

     Mr. Luke, age 65, is President and Chief Executive Officer of HL Capital, Inc., a personal management and investment company. From 1991 to 1998 Mr. Luke was President and Chief Executive Officer of WLD Enterprises, Inc., a Ft. Lauderdale, Florida-based diversified private investment and management company with interests in securities, real estate and operating businesses. From 1987 to 1990 he was Managing Director of Rothschild Inc./Rothschild Ventures. He is director of MeadWestvaco Corporation, a diversified packaging and chemicals manufacturing company.

JOHN C. SCHWEITZER
(First elected to the board in 1999)

     Mr. Schweitzer, age 62, is President of Westgate Corporation, which holds investments in real estate and venture capital operations. Mr. Schweitzer is a trustee of Archstone Smith Communities Trust, and a director of J.P. Morgan Chase Bank of Texas-Austin and KLRU Austin Public Television. He previously served as a member of Pacific Retail Trust’s board of trustees before its merger into Regency in February 1999. Mr. Schweitzer also served as a director or officer of a number of public companies and financial institutions, including Franklin Federal Bancorp, Elgin Clock Company, El Paso Electric Company, MBank El Paso, the Circle K Corporation, Homestead Village Incorporated and Enerserv Products.

THOMAS G. WATTLES
(First elected to the board in 2001)

     Mr. Wattles, age 55, has been Chairman of DCT Industrial Trust, a publicly held industrial property REIT, since March 2003 and Principal of Black Creek Group, a real estate investment management firm, since February 2003. He served as Managing Director of Security Capital from 1991 to 2002 and as a trustee of ProLogis Trust from 1993 to May 2002. He was a director of ProLogis’ predecessor from its formation in 1991, and was Non-Executive Chairman of ProLogis from March 1997 to May 1998. Mr. Wattles was Co-Chairman and Chief Investment Officer of ProLogis and its former REIT manager from November 1993 to March 1997, and director of the former REIT manager from June 1991 to March 1997.

TERRY N. WORRELL
(First elected to the board in 1999)

     Mr. Worrell, age 62, is a private investor in commercial properties and other business ventures. Mr. Worrell is a director of Crescent Real Estate Equities Company, a real estate investment trust, and NL Industries, Inc., an international producer of titanium dioxide pigments. Mr. Worrell was a member of Pacific Retail Trust’s board of trustees before its merger into Regency in February 1999. From 1974 to 1989 he was President and CEO of Sound Warehouse of Dallas, Inc. prior to its purchase by Blockbuster Music.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act, an officer, director or 10% shareholder must file a Form 4 reporting the acquisition or disposition of our equity securities with the Securities and Exchange Commission no later than the end of the second business day after the day the transaction occurred unless certain exceptions apply. Transactions not reported on Form 4 must be reported on Form 5 within 45 days after the end of the company’s fiscal year. To Regency’s knowledge, based solely on a review of the copies of these reports furnished to it and written representations that no other reports were required, the officers, directors, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements during 2006.

EXECUTIVE OFFICERS

     Regency’s executive officers are:

Name (age)	Title
Martin E. Stein, Jr. (54)	Chairman and Chief Executive Officer
Mary Lou Fiala (55)	President and Chief Operating Officer
Bruce M. Johnson (59)	Managing Director and Chief Financial Officer
Brian M. Smith (52)	Managing Director and Chief Investment Officer

     For information with respect to Messrs. Stein and Johnson and Ms. Fiala, please see the information in the board of directors listing on the preceding pages.

     Brian M. Smith has been our Managing Director and Chief Investment Officer since September 2005. From March 1999 to September 2005 he served as Managing Director of Investments for our Pacific Mid-Atlantic and Northeast divisions. Prior to joining us, Mr. Smith was Managing Director – Pacific Investments for Pacific Retail Trust from January 1997 to February 1999 at which time PRT was acquired by Regency. Mr. Smith started his real estate career at Trammell Crow Company, where he was a partner in the firm, managing director and member of the National Retail Executive Committee.

MEETINGS OF BOARD OF DIRECTORS

     Our board held four regular meetings during 2006. All directors attended at least 75% of all meetings of the board and board committees on which they served during 2006.

     Our independent directors meet quarterly in conjunction with the regular board meetings. The independent directors have elected John C. Schweitzer as lead director. As lead director, Mr. Schweitzer presides at the independent directors’ meetings. See “Shareholder Proposals and Communications with the Board of Directors” for information on how to communicate with Mr. Schweitzer or any of the other independent directors.

     We do not have a formal policy requiring directors to attend annual meetings. However, because the annual meeting generally is held on the same day as a regular board meeting, we anticipate that directors will attend the annual meeting unless, for some reason, they are unable to attend the board meeting on the same date. All of our directors attended the 2006 annual meeting.

     Our board of directors has established five standing committees: an executive committee, an audit committee, a compensation committee, a nominating and corporate governance committee and an investment committee, which are described below. Members of these committees are elected annually at the regular board meeting held in conjunction with the annual shareholders’ meeting. The charter of each committee is available on our website at www.regencycenters.com or in printed form by contacting Thomas Paul, Vice President – Internal Audit at (904) 598-7000.

STANDING COMMITTEES

Audit Committee

     The audit committee, which has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act, presently is composed of J. Dix Druce, Jr. (Chairman), Raymond L. Bank, A. R. Carpenter and Thomas G. Wattles, all of whom are independent as defined in the listing standards for the New York Stock Exchange. No member of the audit committee serves on the audit committees of more than three public companies. The audit committee met six times during 2006. The principal responsibilities of and functions to be performed by the audit committee are established in the audit committee charter. The audit committee charter was adopted by the board of directors and is reviewed annually by the audit committee. See “Audit Committee Report” for a description of the audit committee’s responsibilities.

     Our board of directors has determined that Messrs. Druce, Bank, Carpenter and Wattles are independent as defined by Sections 303A.02(a) and (b) of the New York Stock Exchange listing standards. Our board of directors also has determined that Messrs. Druce, Carpenter and Wattles are audit committee financial experts as defined in Regulation S-K 401(h) and that Messrs. Druce, Bank, Carpenter and Wattles all meet the financial literacy requirements of the New York Stock Exchange.

Nominating and Corporate Governance Committee

     The nominating and corporate governance committee, which is presently composed of A. R. Carpenter (Chairman), Raymond L. Bank and John C. Schweitzer, met twice during 2006. All members of the nominating and corporate governance committee are independent as defined in the listing standards for the New York Stock Exchange. The purpose of the nominating and corporate governance committee is:

  to assist our board in establishing criteria and qualifications for potential board members;

  to identify high quality individuals who have the core competencies and experience to become members of our board and to recommend to the board the director nominees for the next annual meeting of shareholders;

  to establish corporate governance practices in compliance with applicable regulatory requirements and consistent with the highest standards, and recommend to the board the corporate governance guidelines applicable to us;

  to lead the board in its annual review of the board’s performance and establish appropriate programs for director development and education; and

  to recommend to the board director nominees for each committee.

     The nominating and corporate governance committee will consider written recommendations from shareholders for nominees for director. Shareholders wishing to submit names for consideration should submit the following to the Corporate Secretary, at our address set forth on page 1 of this proxy statement:

  Biographical information about the candidate and a statement about his or her qualifications;

  Any other information required to be disclosed about the candidate under the Securities and Exchange Commission’s proxy rules (including the candidate’s written consent to being named in the proxy statement and to serve as a director, if nominated and elected);

  The names and addresses of the shareholder(s) recommending the candidate for consideration and the number of shares of our common stock beneficially owned by each.

     Shareholders should submit recommendations in the time frame described under the caption “Shareholder Proposals and Communications with the Board of Directors” below.

     The committee will apply the same criteria to all candidates it considers, including any candidates submitted by shareholders. These criteria include independence, personal integrity, leadership skills, strategic thinking, willingness to make a time commitment, and breadth of knowledge about matters affecting us and our industry. In addition, the committee will look for skills and experience that will complement the board’s existing make-up.

     The committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s contributions to the board during their current term. All nominees are incumbent directors.

     A non-employee director must submit his or her resignation to the committee upon a job change, in order to permit the committee to determine if the director’s new position creates any conflicts of interest. Directors may not stand for re-election after reaching age 75, unless the board, with committee input, elects to waive the mandatory retirement age.

     When vacancies develop, the committee will solicit input regarding potential new candidates from a variety of sources, including existing directors and senior management. If the committee deems it appropriate, it may engage a third-party search firm. The committee will evaluate potential candidates based on their biographical information and qualifications and also may arrange personal interviews of qualified candidates by one or more committee members, other board members and senior management.

Compensation Committee

     The compensation committee presently is composed of John C. Schweitzer (Chairman), C. Ronald Blankenship, A. R. Carpenter and Douglas S. Luke, all of whom are independent as defined in the listing standards for the New York Stock Exchange. The compensation committee held four meetings related to reviewing 2006 annual performance and determining 2006 compensation, to establish the 2007 incentive compensation plan, to discuss leadership development and succession planning, and to review and approve modifications to Regency’s current executive compensation plans. This committee has the responsibility of approving the compensation arrangements for senior management of Regency, including annual bonus and long-term compensation. It also recommends to the board of directors adoption of any compensation plans in which officers and directors of Regency are eligible to participate, and makes grants of employee stock options and other stock awards under Regency’s Long-Term Omnibus Plan.

Investment Committee

     The investment committee presently is composed of Thomas G. Wattles (Chairman), C. Ronald Blankenship, Martin E. Stein, Jr. and Terry N. Worrell. This committee was formed to review and approve Regency’s capital allocation strategy, to approve investments and dispositions exceeding certain thresholds and to review Regency’s investment and disposition programs and the performance of in-process developments. The investment committee met seven times during 2006.

Executive Committee

     The executive committee presently is composed of Martin E. Stein, Jr. (Chairman) or Mary Lou Fiala, if Mr. Stein is unavailable, and any two other directors who qualify as “independent” directors, as defined by the New York Stock Exchange, and who are available to meet when committee action is required. The executive committee met [once] during 2006. The executive committee is authorized by the resolutions establishing the committee to handle ministerial matters requiring board approval. The executive committee may not perform functions reserved under Florida law or the rules of the New York Stock Exchange for the full board of directors and, in addition, may not declare dividends.

AUDIT COMMITTEE REPORT

     Our management is responsible for our internal controls and financial reporting process; the purpose of the audit committee is to assist the board of directors in its general oversight of our financial reporting, internal controls and audit functions. The audit committee operates under a written charter adopted by the board of directors. The four directors who serve on the audit committee have no financial or personal ties to us (other than director compensation and equity ownership as described in this proxy statement) and are all “financially literate” and “independent” for purposes of the New York Stock Exchange listing standards. That is, the board of directors has determined that none of the audit committee members have a relationship with us that may interfere with the member’s independence from us and our management.

     The audit committee met with management six times during the year to consider and discuss the adequacy of our internal controls and the objectivity of its financial reporting; in addition, the audit committee was on call as needed by management and the independent auditors to meet with or discuss any issues arising during the course of the year. The audit committee discussed matters with Regency’s independent auditors and with the appropriate financial personnel and internal auditors. The audit committee also discussed with our senior management and independent auditors the process used for certifications by our chief executive officer, chief operating officer and chief financial officer which is required by the SEC for certain of our filings with the SEC. The audit committee met privately with both the independent auditors and the internal auditors, each of whom has unrestricted access to the audit committee.

     The audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. Management is responsible for the preparation, presentation and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent auditors are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

     During the course of 2006, management completed the testing and evaluation of our system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002, in the Public Company Accounting Oversight Board’s “Auditing Standard No. 2,” and in other related regulations. The audit committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the audit committee received periodic updates provided by management and the independent auditors. At the conclusion of the process, management provided the audit committee with and the audit committee reviewed a report on the effectiveness of Regency’s internal control over financial reporting. The audit committee also reviewed the report of management contained in Regency’s annual report on Form 10-K for the year ended December 31, 2006 filed with the SEC, as well as KPMG LLP’s Report of Independent Registered Public Accounting Firm included in Regency’s annual report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting.

     The audit committee supervises the relationship between us and our independent auditors, including making decisions about their appointment or removal, reviewing the scope of their audit services, approving non-audit services, and confirming their independence. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standard No. 61, “Communication with Audit Committees,” and Public Company Accounting Oversight Board Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” In addition, the audit committee has received from the independent auditors the written disclosure required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with them their independence from Regency and its management. The audit committee has considered whether the provision of permitted non-audit services by the independent auditor to Regency is compatible with the auditor’s independence.

     Based on these reviews and discussions, the audit committee recommended to the board of directors and the board of directors approved that the audited financial statements be included in Regency’s annual report on Form 10-K for the year ended December 31, 2006.

J. Dix Druce, Jr., Chairman
Raymond L. Bank
A. R. Carpenter
Thomas G. Wattles

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION PROGRAM OBJECTIVES

     Regency’s compensation program is designed to attract, motivate, and retain executives who are capable of achieving the company’s key strategic goals. We compensate our executives through a mix of base salary, annual cash incentives and long-term equity compensation, with an emphasis on the role of incentives in contributing to the total. Our compensation programs are designed to be competitive with comparable employers and to align the interest of management with shareholders by awarding incentives for the achievement of specific key objectives.

OVERSIGHT OF COMPENSATION

     The compensation committee of our board of directors is responsible for implementing Regency’s executive pay philosophy, evaluating compensation against the market and the philosophy, and approving the material terms of executive compensation arrangements, such as incentive plan participants, award opportunities, goals, and compensation earned under incentive plans. The committee is composed entirely of independent directors as defined by the New York Stock Exchange. The committee evaluates the performance of the CEO and determines his compensation based on this evaluation.

     With respect to the other named executive officers, the committee considers the CEO’s input as to performance evaluation and recommended compensation arrangements. This compensation is subject to the final approval of the committee.

     Management and the committee rely upon outside advisors to ascertain competitive pay levels, evaluate pay program design, and assess evolving technical constraints. During 2006 the committee engaged Towers Perrin to evaluate competitive pay practices, assist in the refinement of Regency’s annual cash incentive plan, value Regency’s equity awards, and complete tally sheet analyses that estimate compensation payable in various forms, including on termination of employment.

TARGETED LEVEL OF COMPENSATION

     Regency’s compensation philosophy is to set base salaries in a range that is near the competitive median and target total direct compensation that is meaningfully above the median for higher levels of performance.

     Although base salaries are generally targeted at the median, the actual salary of an executive may be above or below the median based on factors unique to that executive, such as experience or competency or the availability of meaningful peer data for the executive.

     Total direct compensation, which adds annual cash incentives and the expected value of long-term incentives, is targeted in the range of the 75th percentile for high levels of performance. These high levels of performance are consistent with Regency’s strategic plan and are expected to generate total shareholder returns better than the peer average over time. The company will pay higher incentives for exceptional performance, and in the case of Brian Smith, our chief investment officer, the company targets total direct compensation in the top decile for exceptional performance, due to the extraordinary current and future value added by the $3 billion development program he heads and the strong competition for talent in this area.

     We rely on the compensation survey of the National Association of Real Estate Investment Trusts (NAREIT) to establish competitive pay levels for the named executive officers. We use other published compensation surveys from CEL & Associates, Watson Wyatt, William Mercer and other consulting firms to benchmark pay data. In addition, we review our consultant’s analysis of competitive total direct compensation at the following REITS and real estate companies, as disclosed in their proxy statements for prior years:

  AMB Property

  AvalonBay Communities

  Developers Diversified Realty

  Duke Realty

  Equity One

  Federal Realty Investment Trust

  Heritage Property Investment Trust

  Inland Real Estate

  Kimco Realty

  Liberty Property Trust

  Macerich Co.

  New Plan Excel Realty Trust

  Pan Pacific Retail Properties

  The St. Joe Company

  United Dominion Realty Trust

  Weingarten Realty Investors

ELEMENTS OF COMPENSATION

Base Salary

     Base salary is fixed compensation payable every two weeks and is a standard market practice intended to compensate for basic daily responsibilities assigned to the position. Base salaries are reviewed annually. The following factors are considered in determining salary adjustments: market competitiveness in relation to Regency’s performance and capital structure, the roles and responsibilities of the executives, their contributions to the company’s business, an analysis of job requirements and the executives’ prior experience and accomplishments.

     For 2006, we increased the base salary of our CFO, Bruce M. Johnson, by 10% to bring it closer to the peer and NAREIT median for CFOs and increased the base salary of our chief investment officer, Brian Smith, by 13.6% to reflect his promotion to his current position as an executive officer in September 2005.

Annual Cash Incentive – Overview

     Regency pays an annual cash incentive based on achievement of key corporate objectives. All of the named executive officers are rewarded based on absolute growth in funds from operations (FFO) per share, as defined below. Management and the committee believe that FFO per share growth is a key metric because shareholders of REITs closely monitor this metric and because success in this area should contribute to long-term successes for shareholders. Regency considers FFO to be an accurate benchmark for our peer group and a meaningful performance measurement for the company because it excludes various items in net income that do not relate to or are not indicative of the operating performance of the ownership, management and development of real estate. In addition to FFO per share, a portion of the incentive compensation of our chief investment officer is based on the performance of the investment group, specifically the net value created from developments and acquisitions, as defined below. The following table shows the allocation of the annual cash incentive to the different performance measures.

	Weighting of Annual Cash Incentive Opportunity
		Net Value Creation from
	FFO per Share	Developments and Acquisitions
Stein	100%	0%
Fiala	100%	0%
Johnson	100%	0%
Smith	50%	50%

     The definitions of the performance measures are as follows:

  “FFO per Share” - FFO is defined by NAREIT generally as net income (computed in accordance with GAAP), (1) excluding real estate depreciation and amortization and gains and losses from sales of operating properties (excluding gains and losses from the sale of development properties or land), (2) after adjustment for unconsolidated partnerships and joint ventures computed on the same basis as item 1, and (3) excluding items classified by GAAP as extraordinary along with significant non-recurring events.

  “Net Value Creation from Developments and Acquisitions” - The net future value of development starts (stabilized net operating income estimated for each project divided by a 7% cap rate less its net project costs) less G&A allocable to the investment group and dead deal costs plus the net future value from acquisitions (a 5% profit margin based on the total dollar amount of the acquisition).

     Award opportunities under the annual cash incentive plan are consistent with the pay philosophy in that they provide above-median award opportunities for achievement of Regency’s high performance expectations. We pre-establish a range of goals and corresponding payout opportunities. The maximum possible awards are capped. In determining the performance criteria for 2006 FFO per share growth, the Committee took into account that 2006 FFO per share growth would be on top of 13.5% growth in 2005. The following table shows the performance criteria for FFO per share growth for cash awards that could be earned under our 2006 incentive plan:

2006 FFO/Share Growth Rate	Performance Level	% of Total Opportunity
8%	Exceptional	100%
7%		90%
6%	Target (High Performance)	80%
5%		65%
4%	Average	50%
3%		37.5%
2%	Threshold	25%

     We also provided for a cash award to Mr. Smith based on net future value created from development starts and acquisitions in 2006. The following table shows the performance criteria for cash award he could earn under our 2006 incentive plan:

Future Net Value Realized
(net of G&A & Dead Deal Costs)	Performance Level	% of Total Opportunity
$151 million	Exceptional++	100%
$121 million	Exceptional + (Plan)	75%
$92 million	Exceptional	50%
$68 million	High	40%
$32 million	Average	25%
$6 million	Threshold	12.5%

Annual Cash Incentive – 2006 Results v. 2006 Incentive Plan Goals

     The cash incentive awards actually made to our named executive officers based on the above performance criteria are shown in the summary compensation table under the column “Non-Equity Incentive Plan Compensation.” The following table compares actual performance and resulting cash incentive awards earned in 2006 against the minimum and maximum possible cash awards:

			2006	% of Maximum
	Threshold	Maximum	Performance	Award Earned
FFO per Share	2%	8%	7%	90%
Net Value Creation from Acquisitions and
Development	$6 million	$151 million	$109 million	65%

Discretionary Awards in 2006

     Our chief investment officer received a special discretionary award totaling $625,000 of which $262,500 was paid in cash and $362,500 was paid as a stock rights award that vests 25% per year over the next four years. This discretionary award was made to recognize the substantial impact Mr. Smith has had on the expansion of our development program since his promotion to chief investment officer and the estimated net future value from investments relative to prevailing cap rates in excess of the 7% cap rate used in the calculation of net value.

     In determining the discretionary incentives, the compensation committee took into consideration the strong competition for talent in both public and private development companies. Regency believes Mr. Smith is one of the top investment executives in the shopping center business, so we choose to pay accordingly to retain such talent.

     In addition, in January 2007, the compensation committee awarded our CFO a special discretionary stock rights award of $150,000 to recognize the extraordinary amount of work involved in closing our new Open End Fund, which was a major initiative in addition to his normal job responsibilities.

Long-Term Incentives – Overview

     The compensation committee strongly believes that providing executives with an opportunity to increase their ownership of common stock aligns their interests with shareholders. We maintain our Long-Term Omnibus Plan for the purpose of granting various types of equity awards, including stock rights awards and stock options, to provide incentives for management to increase stockholder value and thereby align the interests of management with the interests of our stockholders. In addition, the multi-year nature of the performance and vesting periods provide an incentive for executives to stay with the company.

     Our compensation committee has authority to determine eligible participants, the types of awards and the terms and conditions of awards. As of March 7, 2007, a total of 2,686,408 shares were available for future awards under the plan. No more than 2,750,000 shares may be issued as stock grants (as opposed to options), of which 1,208,053 shares were available for future awards as of March 7, 2007.

     Award opportunities under the Long-Term Omnibus Plan are consistent with the pay philosophy in that they provide above-median award opportunities for achievement of Regency’s high performance expectations. The plan uses two different stock-based awards in order to promote stock ownership among the participants and to emphasize the importance of total shareholder return. Contingent share awards, or performance share award opportunities, are awarded to our named executive officers, subject to the achievement of select performance goals as described below. Other executives receive restricted share awards as described below.

     Our practice is to determine the dollar amount of equity compensation that we want to provide and then to grant the number of shares based on the fair market value at the date of grant.

     When reviewing preliminary recommendations and in connection with approving the terms of a given incentive plan period, management and the compensation committee review and consider the accounting implications of a given award, including the estimated compensation expense, the periods over which that expense will be incurred and/or dilutive considerations with respect to FFO per share.

Long Term Incentives: Performance Shares

     Performance share opportunities awarded to our named executive officers in 2006 can be earned based on performance against goals over the 2006-2008 period. Shares vest immediately following the conclusion of the three-year performance period and award determination to the extent of goal achievement. Dividend equivalents will vest when the underlying share award vests and will be paid in shares, as if dividends paid on unvested shares at the same rate as paid on our common stock were reinvested annually. No shares will be earned if the minimum performance levels are not achieved.

     Corporate measures used to determine the vesting of performance share awards are FFO per share growth and relative total shareholder return. Regency has long believed that FFO per share growth is a key driver of success, hence its prominence in the performance share awards. Relative total shareholder return is used because it measures our overall success against the total shareholder return, including dividends, of a relevant group of peers. Regency’s total shareholder return is compared to that of the following peer companies (a subset of shopping center REITs within the broad peer group listed above):

  Kimco Realty Corp

  Developers Diversified Realty

  Weingarten Realty Investors

  Federal Realty Investment Trust

  Inland Real Estate

  New Plan Excel Realty Trust, and

  Equity One

     Two-thirds of the performance share opportunity award for Messrs. Stein and Johnson and Ms. Fiala (and 33.5% of the performance share award for Mr. Smith) is tied to compounded FFO per share growth. This emphasis has been increased from 50% for the 2005 performance share awards because our named executive officers have more control over FFO per share growth than shareholder return, which also is subject to external factors, such as stock market fluctuations. The remaining third of the performance share award (16.5% in the case of Mr. Smith) is subject to relative total shareholder return success as described below. In addition a portion of the performance award for Mr. Smith, our chief investment officer, is tied to net value created and realized from developments and acquisitions, as further described below.

     The following table shows the performance criteria for compounded FFO per share growth for performance share awards covering the three-year performance period of 2006 through 2008. Percentage growth is measured as FFO per share in excess of $3.63 per share. In determining the performance criteria for FFO per share growth from 2006-2008, the Committee considered that the three-year FFO per share growth rate would be on top of 13.5% growth in 2005.

Three Year Compounded
FFO Per Share			% of Total
Growth Rate		Performance Level	Opportunity
9	% or higher	Maximum	100%
8%			90%
7%		Target (High Performance)	80%
6%			65%
5%		Average	50%
3.75%			37.5%
2.5%		Threshold	25%
less than 2.5%			0%

     The following table shows the performance criteria for relative total shareholder return for performance share awards for the three-year performance period of 2006 through 2008. Total shareholder return is based on the closing price of our common stock as of the end of the year in question and assumes the reinvestment of cash dividends on each applicable ex-dividend date. Relative shareholder return is our rank compared against the total shareholder return for our peer group of shopping center REITs listed above.

Rank in Peer Group		% of Total
(Total Shareholder Return)	Performance Level	Opportunity
Top 10%	Exceptional	100%
Top 20%		90%
Top 30%	Target (High Performance)	80%
Top 40%		65%
Top 50%	Average	50%
Top 60%		37.5%
Top 70%	Threshold	25%

     In the case of Mr. Smith, 50% of his performance share opportunity is based on the performance of our investment group. Net value realized will be measured using a formula described above under “— Elements of Compensation — Annual Cash Incentive — Overview.” A threshold award of 12.5% will be earned if the net value realized by Regency’s investment group in 2006 is at least $4 million, measured at the end of the three-year performance period ended December 31, 2008, and 100% will be earned if the net value realized is at least $141 million. The following table sets forth additional information about the performance criteria tied to the investment group:

Future Net Value Realized	Performance	% of Total
(net of G&A & Dead Deal Costs)	Level	Opportunity
$141 million	Exceptional++	100%
$112 million	Exceptional + (Plan)	75%
$85 million	Exceptional	50%
$62 million	High	40%
$28 million	Average	25%
$4 million	Threshold	12.5%

Long Term Incentive: Restricted Shares / Stock Rights Awards

     A restricted share award is a grant of stock that vests after certain conditions are met. Restricted shares are used to motivate and retain employees as well as promote employee stock ownership. The restricted share awards we are currently granting are “time-based” and vest equally over a four-year period. We refer to them as stock rights awards because we do not issue the shares until the vesting conditions have been satisfied. Generally, we make time-based stock rights awards to officers below the named executive officer level, because we want the equity compensation of our named executive officers to be tied primarily to specific performance objectives.

     However, as previously mentioned, in January 2007 the compensation committee granted discretionary stock rights awards to our chief investment officer and CFO totaling $362,500 and $150,000, respectively. We made these discretionary bonuses in the form of time-based awards as opposed to outright stock grants in order to encourage these two executives to remain with Regency.

Long Term Incentive: Stock Options

     We currently grant performance shares and stock rights awards rather than stock options as part of our compensation package. These awards are tied to specific performance criteria established for both the current year and future three year periods based upon the attainment of objectives that are integral to Regency’s strategic plan. Since we grant fewer shares with these types of awards than we would have granted in the form of options, stock grants also reduce dilution to approximately one-third of the rate we would experience in granting options.

     Some employees hold outstanding stock option grants awarded in prior years that expire as late as 2015. All stock options were granted with an exercise price equal to the stock’s fair market value at the date of grant. All stock options granted have ten-year lives, contain vesting terms of one to five years from the date of grant. Some have dividend equivalent rights. The options that expire in 2015 were granted in 2005 as part of a reload exchange program in which almost all reload rights that were part of existing options were exchanged for new options without reload rights or for stock rights awards.

Retirement: 401(k) & Profit-Sharing Plan

     To provide employees with the opportunity to save for retirement on a tax-deferred basis, Regency sponsors a 401(k) plan pursuant to which Regency matches employee contributions at 100% up to $3,600 for 2007. In 2005, the compensation committee approved an increase in the company match to $3,500 for 2006 and an increase of $100 every year thereafter to a maximum of $4,000. In addition, if Regency achieves a stated FFO target for the year, the company will make a profit-sharing contribution equal to 0.5% times FFO. The pool of funds is distributed pro-rata to all eligible employees based upon a salary cap of $50,000. If we do not meet this performance objective, no profit-sharing contribution is made. We are strongly committed to encouraging all employees to save for retirement. We review our company match, employee participation levels and communication programs throughout the year to ensure that this benefit remains competitive with comparable companies as well as the national average.

Retirement: Non-Qualified Deferred Compensation Plan

     We sponsor a non-qualified deferred compensation plan that allows senior executives and directors to defer compensation that would otherwise be paid. The plan gives eligible employee participants who would otherwise be limited by federal law in the amounts they could contribute to our 401(k) plan the ability to save beyond those limits by providing another savings vehicle. Our non-qualified deferred compensation plan works together with the qualified 401(k) plan to assist executives in building a foundation for their retirement. We believe this is an attractive benefit for highly paid employees and that most companies offer executives some type of executive retirement benefit above and beyond the qualified plan limits. We have the right to make contributions to the participants’ accounts, but we have never done so. See “Executive Compensation – Summary of Our Non-Qualified Deferred Compensation Plan” for additional information about this plan and a predecessor plan that we maintain.

Compensation on Termination of Employment

     Each of our named executive officers has a severance and change of control agreement. We believe that these types of agreements are important for retention purposes, as many companies with which we compete offer severance compensation, particularly in connection with a change of control.

     Our named executive officers have the right to receive enhanced severance compensation if they are terminated in connection with a change of control. Our compensation committee intends to reevaluate the existing agreements, which will be up for renewal at the end of 2007.

     For additional information on compensation on termination of employment, including death, disability and retirement, see “Executive Compensation – Compensation on Termination of Employment.”

INTEGRATING THE TOTAL PACKAGE

Tally Sheet Review

     During 2006, the compensation committee and management reviewed and considered tally sheets in connection with pay deliberations. Tally sheets are created collaboratively by Regency’s HR team and the compensation committee’s compensation consultant.

     The tally sheets provide information regarding each named executive officer’s total annual compensation, termination benefits and wealth accumulation. Total annual compensation consists of: salary, annual incentive, long-term incentive, perquisites, and retirement benefits. This information is comparable to the amounts reported in the summary compensation table. Amounts payable in connection with various forms of termination are reviewed and disclosed elsewhere in this proxy statement. Wealth accumulation considers amounts from incentive and retirement plans.

     The tally sheet review provides a useful foundation for decision-making. But Regency does not currently benchmark its tally sheet results against the market, nor does it have any formalized rules about the implications of the tally sheet results.

Pay Mix

     In allocating compensation, we believe the compensation of senior levels of management should be predominantly performance-based since these levels of management have the greatest ability to influence corporate performance. The table below summarizes the allocation of the 2006 target compensation opportunity for our named executive officers and other senior management based upon the three primary elements of compensation (base salary, annual cash incentive, and long-term incentives). The compensation opportunity is consistent with the company’s overall pay-for-performance philosophy. Targeted pay opportunity levels align with the market in each individual pay element.

Relative Size of Three Key Elements of Compensation
	Average of	Average of	Average of All
	Named Executive	Regency Senior	Other Regency
Element	Officers	Management	Executives
Base Salary	15%	20%	50%
Annual Incentives	25%	25%	25%
Long Term Incentives	60%	55%	25%

2007 PAY DECISIONS

Annual Cash Incentive

     In the past FFO per share growth was a one-year measure. Each year goals were established, and after the end of the year, actual performance was compared to goal in order to determine awards. The prevailing environment made goal-setting increasingly challenging, for example, determining a growth goal on the heels of extraordinarily strong performance and/or after consummation of a major transaction.

     Beginning in 2007 we have refined the definition of FFO per share growth for future awards. Rather than setting a goal for 2007 that considers actual 2006 results, Regency’s annual cash incentive will measure FFO per share growth on a rolling three-year average basis. Thus for the 2007 plan year, we will measure FFO per share growth over the 2005 – 2007 period (on a compounded basis). This revised approach is expected to benefit the organization by adopting more of a timeless standard with respect to goal-setting. Goals for the 2007 plan year are outlined below.

2005 – 2007 FFO/Share	Performance	% of Opportunity
Growth Rate	Level	Earned
10%	Exceptional	100%
9%		90%
8%	High	80%
7%		70%
6%		60%
5%	Median	50%
3.75%		37.5%
2.5%	Threshold	25%

Other

     Our named executive officers received base salary increases ranging from 4% to 9% for 2007.

     Performance share award opportunities for 2007 were made comparable in amount and format as for 2006.

     The definition for net value created for the investment portion of Mr. Smith’s incentive plan will be based on prevailing market cap rates as opposed to a fixed market cap rate when valuing projects throughout the year.

OTHER POLICIES

     Our executive officers are subject to stock ownership guidelines. See “Voting Securities – Stock Ownership Policy for Officers and Directors.”

     The Sarbanes-Oxley Act of 2002 subjects incentive compensation and stock sale profits of our CEO and CFO to forfeiture in the event of an accounting restatement resulting from any non-compliance, as a result of misconduct, with any financial reporting requirement under securities laws. The compensation committee has not adopted any additional forfeiture provisions for incentive compensation.

     Because all our employees are employed by our operating partnership and not by Regency itself, we believe they are not subject to Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation paid by corporations to executives named in their summary compensation tables to the extent it exceeds $1 million per executive. Our annual cash incentive awards are designed to comply with the requirements of Section 162(m). However, for business reasons, some elements of our compensation for our named executive officers would not meet Section 162(m)’s requirements, if they are found to apply to us. For example, most awards we grant include dividend equivalent units, or DEUs. DEUs are an important component of increases in shareholder value for REITs, which must distribute 90% of their REIT taxable income to shareholders. Our compensation committee therefore believes it is important to include DEUs are part of our equity-based awards.

COMPENSATION COMMITTEE REPORT

For the year ended December 31, 2006, our compensation committee:

  reviewed and discussed the compensation discussion and analysis with our management; and

  based on this review and discussion, recommended to our board of directors that the compensation discussion and analysis be included in this proxy statement.

John C. Schweitzer, Chairman
C. Ronald Blankenship
A. R. Carpenter
Douglas S. Luke

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation of our chief executive officer, our chief financial officer and each of our other executive officers for 2006. We refer to these individuals as our “named executive officers.”

Summary Compensation Table for 2006

							Change in
							Pension
						Non-Equity	Value and
						Incentive	Non-qualified
				Stock	Option	Plan	Deferred	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Position	Year(1)	($)	($)	($)(2)	($)(3)	($)(4)	Earnings(5)	($)(6)	($)
Martin E. Stein, Jr.	2006	$575,000	$—	$2,794,244	$323,684	$855,000	$ —	$426,775	$4,974,703
Chairman and Chief
Executive Officer
Mary Lou Fiala	2006	$415,000	$—	$1,752,606	$166,122	$495,000	$ —	$178,218	$3,006,946
President and Chief
Operating Officer
Bruce M. Johnson	2006	$330,000	$—	$1,117,292	$118,594	$360,000	$ —	$136,910	$2,062,796
Managing Director and Chief
Financial Officer
Brian M. Smith	2006	$325,000	$262,500 (7)	$1,678,424	$33,496	$528,000	$ —	$17,322	$2,844,742
Managing Director and Chief
Investment Officer
____________________

(1)	We have included only one year of compensation in this table, as permitted by SEC rules phasing in new disclosure requirements.

(2)

The amounts in this column include the aggregate amount recognized for financial reporting purposes in accordance with FAS 123(R) for stock rights awards that vested during 2006, except that in accordance with SEC rules, the amounts do not reflect an estimate for forfeitures related to service-based vesting conditions. None of the individuals in the table forfeited any unvested restricted stock during 2006 with service-based vesting conditions. In addition, this column includes amounts recognized for financial reporting purposes in 2006 in accordance with FAS 123(R) for performance share awards that are likely to be earned in future years, based on satisfaction of performance criteria during 2006. The awards were valued using the closing price of our common stock on the date of grant.

(3)

The amounts in this column include the aggregate amount recognized for financial reporting purposes in 2006 in accordance with FAS 123(R) for stock options that vested during 2006, except that in accordance with SEC rules, the amounts have not been adjusted to reflect an estimate for forfeitures related to service-based vesting conditions. None of the individuals in the table forfeited any unvested options in 2006 with service-based vesting conditions. The amounts in this column also include additional amounts recognized for financial reporting purposes in 2006 applying the modified prospective transition method to outstanding stock options held by each individual in the table that were outstanding on January 1, 2005, the date that we adopted FAS 123(R). See note 10 to the financial statements in our 2006 annual report to stockholders for the assumptions we made in valuing all the awards included in this column. In addition, the amounts in this column represent the aggregate grant date fair value, computed in accordance with FAS 123(R), of stock rights awards granted during 2006. The awards were valued using the closing price of our common stock on the date of grant.

(4)

The amounts in this column represent cash bonuses awarded under our 2006 incentive plan based on growth in FFO per share during 2006, and in the case of Mr. Smith also include $312,000 based on the net future value of development starts and acquisitions made during 2006 by Regency’s investment group.

(5)

We do not maintain any defined benefit pension plans. No earnings are deemed above-market or preferential on compensation deferred under our two non-qualified deferred compensation plans. Contributions deemed invested in Regency common stock under the plans are deemed to earn dividends at the same rate as we pay dividends. All other contributions to the plans are deemed invested in hypothetical investment options selected by the executive from the same menu of investment options offered to all participants in our 401(k) and profit sharing plan. See “— Summary of our Non-Qualified Deferred Compensation Plans” for additional information.

(6)	The amounts in this column consist of the following for each executive: (a) a $6,500 contribution to our 401(k) and profit sharing plan, and (b) a $1,000 Christmas bonus, plus:

		Dividend
		Equivalents on
		Stock Option
		Awards Not
		Previously
	Life Insurance Premiums	Expensed(i)
Named Executive Officer	($)	($)
Mr. Stein	$3,174	$416,101
Mr. Johnson	$5,934	$123,476
Ms. Fiala	$5,934	$164,784
Mr. Smith	$3,174	$6,648

(i)

Some, but not all, options earn dividend equivalent units (DEUs) that vest at the same rate as the underlying options. DEUs are issued annually in July based on the per share dividends on our common stock, less the average dividend rate of the S&P 500, during the twelve months ended on the preceding December 31. The amounts in this column represent DEUs vested and distributed during 2006 on stock options awarded before January 1, 2005, when we began expensing stock option grants under FAS 123(R). We pay DEUs in common stock. Therefore, the amounts shown are based on the closing price of our common stock on the date of the distribution. The amounts in this column do not include DEUs distributed on stock options or stock rights awards that we have expensed under FAS 123(R), because the value of the DEUs has already been taken into account in determining and reporting grant date fair value of those options and stock rights awards under FAS 123(R).

(7)

Mr. Smith received a discretionary bonus of $262,500 for his contribution in 2006 in building, leading and managing the investment group’s $3 billion development program and the estimated net future value from investments relative to prevailing cap rates in excess of the 7% cap rate used in the calculation of net value.

INCENTIVE PLAN AWARDS

     Equity awards that may be earned under our 2005 and 2006 incentive plans are issuable under our Long-Term Omnibus Plan. Our 2005 incentive plan provides for the issuance to our named executive officers of performance share awards one-half of which are based on achieving specified thresholds for compounded FFO growth per share during 2005 through 2007 and one-half of which are based on achieving specified thresholds for relative shareholder return during 2005 through 2007. Each award provides for a specific number of shares depending on the extent to which the performance levels are achieved. No shares will be earned if the minimum performance levels are not achieved. One-half of any earned share award will vest immediately. The other half will vest in two equal installments in January 2008 and 2009, subject to continued employment with Regency. Dividend equivalents will vest when the underlying share award vests and will be paid in shares, as if dividends paid on unvested shares at the same rate as paid on our common stock were reinvested annually. Our 2006 incentive plan is similar to our

2005 incentive plan, except that: (1) it covers the performance period of 2006 through 2008, (2) all shares will vest immediately if the performance levels are achieved, (3) two-thirds (rather than one-half) of the performance award for Messrs. Stein and Johnson and Ms. Fiala is tied to compounded FFO growth per share, and (4) a portion of the performance award for Mr. Smith, our chief investment officer, is tied to development starts and acquisitions, as further described below.

     The performance criteria for compounded FFO per share growth and relative shareholder return for equity awards that may be earned under our 2006 incentive plan for the three-year performance period of 2006 through 2008 are set forth above under “Compensation Discussion and Analysis.” Any earned award will vest on January 13, 2009 and be paid in shares.

     The total maximum possible number of shares that can be earned by each named executive officer under our 2006 incentive plan was computed based on the following dollar amounts, using a share price of $64.20 (the closing price on January 12, 2006, the date established in the 2006 incentive plan):

Name	Amount
Mr. Stein	$2,850,000
Ms. Fiala	$1,650,000
Mr. Johnson	$1,200,000
Mr. Smith	$1,680,000

     The following table sets forth information about plan-based awards granted to our named executive officers during 2006, all but one of which were made under our 2006 incentive plan. We did not grant any options to our named executive officers during 2006. In the case of Mr. Stein, Ms. Fiala and Mr. Johnson, the line items consist of the following:

  the first line item represents the range of possible cash pay-outs based on 2006 FFO per share growth (the amounts actually paid are shown in the summary compensation table);

  the second line item represents the range of possible performance shares to be earned based on 2006-2008 compounded FFO per share growth; and

  the third line item represents the range of possible performance shares to be earned based on 2006-2008 relative shareholder return.

     In the case of Mr. Smith, the line items consist of the following:

  the first line item represents the range of possible cash pay-outs based on 2006 FFO per share growth (the amount actually paid is shown in the summary compensation table);

  the second line item represents the range of possible cash pay-outs based on development starts and acquisitions during 2006 (the amount actually paid is shown in the summary compensation table);

  the third line item represents the range of possible performance shares to be earned based on 2006-2008 compounded FFO per share growth and also includes a 2006 discretionary stock rights award under our Long-Term Omnibus Plan;

  the fourth line item represents the range of possible performance shares to be earned based on 2006-2008 relative shareholder return; and

  the fifth line item represents the range of possible performance shares to be earned based on the net value realized from development starts and acquisitions in 2006, measured at the end of 2008.

Grants of Plan-Based Awards During 2006

												All Other
												Stock		Grant
	Grant											Awards:		Date Fair
	Date of		Estimated Possible Payouts									Number of		Value of
	Equity	Date of	Under Non-Equity Incentive			Estimated Future Payouts Under						Shares of		Stock and
	Incentive	Compensation	Plan Awards(2)			Equity Incentive Plan Awards(3)(4)						Stock or		Option
	Plan	Committee	Threshold	Target	Maximum	Threshold		Target		Maximum		Units		Awards(5)
Name	Awards(1)	Action(1)	($)	($)	($)	(#)		(#)		(#)		(#)		($)
Martin E. Stein, Jr.			$237,500	$760,000	$950,000
	1/13/06	1/12/06				7,399	(6)	23,676	(6)	29,595	(6)			$1,710,000
	1/13/06	1/12/06				3,699	(7)	11,838	(7)	14,798	(7)			$484,618
Mary Lou Fiala			$137,500	$440,000	$550,000
	1/13/06	1/12/06				4,283	(6)	13,707	(6)	17,134	(6)			$990,000
	1/13/06	1/12/06				2,142	(7)	6,854	(7)	8,567	(7)			$280,569
Bruce M. Johnson			$100,000	$320,000	$400,000
	1/13/06	1/12/06				3,115	(6)	9,969	(6)	12,461	(6)			$720,000
	1/13/06	1/12/06				1,558	(7)	4,984	(7)	6,231	(7)			$204,050
Brian M. Smith			$60,000	$192,000	$240,000
			$60,000 (8)	$360,000 (8)	$480,000 (8)
	1/13/06	1/12/06				1,461	(6)	4,675	(6)	5,844	(6)	5,062	(4)(9)	$700,000
	1/13/06	1/12/06				720	(7)	2,303	(7)	2,879	(7)			$94,271
	1/13/06	1/12/06				2,181	(10)	13,084	(10)	17,445	(10)			$1,120,000
____________________

(1)	Our compensation committee met on December 14, 2005 and established January 12, 2006 as the pricing date for equity incentive awards under the 2006 incentive plan. The committee chose January 12, 2006 because it would be close to the time established for performance review meetings for 2005, when incentive awards under the 2006 incentive plan also would be communicated. The committee met on January 12, 2006 and approved the 2006 equity incentive plan grants as proposed at its December 14, 2005 meeting.

(2)	Except as provided in note (8) below, the amounts shown in these three columns represent the range of possible cash incentive awards that could have been earned under our 2006 incentive plan for growth in FFO per share during 2006. The cash incentive awards based on 2006 FFO per share have been made for 2006 and are included in the summary compensation table under the column “Non-Equity Incentive Compensation Plan Compensation.”

(3)	The amounts shown in these three columns represent the range of stock awards that may be earned under our 2006 incentive plan for performance during 2006 through 2008. We define “target” as high performance. Any earned award will vest on January 13, 2009 and be paid in shares. For additional information, see “— Compensation Discussion and Analysis.”

(4)	The executives do not have voting rights on shares subject to stock awards until vested. There will be accelerated vesting for unearned stock awards upon termination of employment following a change of control, as defined in award agreements or change of control agreements. Following death or disability, or retirement with the required advance notice, the executives will continue to have the right to earn unvested awards to the extent the performance goals are met thereafter as if the executive remained employed. See “— Compensation on Termination of Employment.”

(5)	The amounts in this column represent the aggregate grant date fair value, computed in accordance with FAS 123(R), of performance share award opportunities granted in 2006, plus, in the case of Mr. Smith, the aggregate grant date fair value of a stock rights award granted in 2006. The awards were valued using the closing price of our common stock on the date of grant. In the case of the performance share award opportunities, the amounts shown reflect the estimates we have used for financial reporting purposes of the total amount we will expense as the award is earned over the three-year performance period, based on historical experience and our estimate of the portion of the maximum award opportunity that will be earned. In the case of the stock rights award to Mr. Smith, which vests over four years, we will expense the $325,000 value ($64.20 per share) over time as the award vests. The actual value realized by the executives will depend on the market value of our common stock on the dates that the awards vest and in the case of the performance share award opportunities, the actual number of shares earned.

(6)	Of the maximum possible stock award, a threshold award of 25% will be earned if the compounded FFO per-share growth rate during the three-year performance period ended December 31, 2008 is 2.5%, and 100% will be earned if the FFO per-share growth rate is 9% or more. The percentage earned will be extrapolated for growth rates (rounded to the nearest 0.25%) between these two benchmarks. For additional information, see “Compensation Discussion and Analysis.”

(7)	Of the maximum possible stock award, a threshold award of 25% will be earned if our total annual shareholder return is in the top 70% of our peer group for the three-year performance period ended December 31, 2008, and 100% will be earned if we are in the top 10% of our peer group. Our rank will be rounded to the nearest performance level. For additional information, see “Compensation Discussion and Analysis.”

(8)	These amounts represent the range of possible awards that Mr. Smith could have earned under our 2006 incentive plan based on the net value realized from development starts and acquisitions during 2006. A cash incentive award of $312,000 based on these criteria has been made for 2006 and is included in the summary compensation table under the column “Non-Equity Incentive Compensation Plan Compensation.” For additional information, see “—Compensation Discussion and Analysis.”

(9)	These shares represent a special stock rights award under our Long Term Omnibus Plan unrelated to our 2006 incentive plan. The shares subject to this stock rights award vest, along with the related dividend equivalent rights, 25% on January 13 in each of 2007, 2008, 2009 and 2010. All shares described in this column earn dividend equivalent units, or DEUs, from the date the award is earned at the same rate as dividends paid on our common stock, as if dividends were reinvested annually. The executive is entitled to these DEUs under the same vesting schedule as the related stock award.

(10)	Of the maximum possible stock award, a threshold award of 12.5% will be earned if the net value realized from development starts of Regency’s investment group in 2006 is at least $4 million, measured at the end of the three-year performance period ended December 31, 2008, and 100% will be earned if the net value realized is at least $141 million. The formula for net value realized will be based on capitalized net operating income from the properties, reduced by general and administrative expenses allocable to the investment group and dead deal costs. For additional information, see “Compensation Discussion and Analysis.”

     The following table sets forth information about outstanding equity awards held on December 31, 2006 by our named executive officers. The amounts include unvested dividend equivalent units earned as of December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End 2006

	Option Awards					Stock Awards
								Equity
								Incentive	Equity
			Equity					Plan	Incentive
			Incentive					Awards:	Plan Awards:
			Plan					Number of	Market or
			Awards:			Number	Market	Unearned	Payout Value
	Number of	Number of	Number of			of Shares	Value of	Shares,	of Unearned
	Securities	Securities	Securities			or Units	Shares or	Units or	Shares, Units
	Underlying	Underlying	Underlying			of Stock	Units of	Other	or Other
	Unexercised	Unexercised	Unexercised	Option		That	Stock That	Rights	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	That Have	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(1)	(#)	($)(1)
Martin E. Stein, Jr	19,169			$45.95	12/14/09	95,696 (2)	$7,480,556	39,861 (3)	$3,115,934
	18,139			$52.80	12/14/09			45,985 (4)	$3,594,647
	36,135			$52.80	01/01/11
	12,377			$54.52	01/01/11
	7,813			$26.40	12/14/11
	10,346			$52.80	12/14/11
	5,273			$54.05	12/14/11
	54,862	164,585 (5)		$51.36	01/17/15

Mary Lou Fiala	11,982			$54.05	12/15/08	62,676 (2)	$4,899,383	23,077 (3)	$1,803,929
	8,195			$54.52	01/01/11			26,623 (4)	$2,081,120
	3,667			$54.05	12/14/11
	28,156	84,469 (5)		$51.36	01/17/15

Bruce M. Johnson	1,311			$46.50	07/29/09	37,620 (2)	$2,940,755	16,783 (3)	$1,311,927
	1,001			$46.73	07/29/09			19,362 (4)	$1,513,528
	4,319			$48.85	07/29/09
	2,097			$54.05	07/29/09
	6,995			$46.50	12/14/09
	2,315			$48.85	12/14/09
	4,992			$46.50	01/01/11
	9,310			$48.85	01/01/11
	4,671			$53.70	01/01/11
	2,696			$26.40	12/14/11
	3,736			$48.85	12/14/11
	1,820			$54.05	12/14/11
		60,302 (5)		$51.36	01/17/15

Brian M. Smith	3,196			$26.40	12/14/11	61,025 (2)	$4,770,324	8,812 (3)	$688,815
	5,677	17,032 (5)		$51.36	01/17/15			27,106 (4)	$2,118,876
____________________

(1)	The amounts in this column have been computed based on the closing price of our common stock on December 29, 2006, the last business day of the year ($78.17). The actual value realized by the executive will depend on the market value of our common stock on the date that the awards vest.

(2)	The shares vest as follows:

Unvested Stock Awards				Vesting Dates
Martin E.	Mary Lou	Bruce M.	Brian M.
Stein, Jr	Fiala	Johnson	Smith
(#)	(#)	(#)	(#)
3,018	2,099	1,043	617	January 1, 2010, subject to accelerated vesting on January 1, 2007 if performance criteria are met
5,273	3,452	1,759	4,643	January 1, 2007
10,537	6,897	3,515	2,773	January 1, 2011, subject to accelerated vesting on January 1, 2007 if performance criteria are met
13,128	8,582	5,083	9,353	50% per year on January 20, 2007 and 2008
13,128	8,582	5,083	3,118	January 20, 2012, subject to accelerated vesting, at a rate of 50% per year, on January 20, 2007 and 2008 if performance criteria are met for the applicable year
12,273	8,610	5,098	10,180	33.33% per year on January 17, 2007, 2008 and 2009
18,409	12,915	7,647	5,082	January 17, 2007, 2008 and 2009 if performance criteria are met for the applicable year
19,930	11,539	8,392	25,259	25% per year on January 13, 2007, 2008, 2009 and 2010

(3)	These shares represent the maximum possible awards available under our 2005 incentive plan based on performance during 2005 through 2007. Of these awards, 50% will be based on compounded FFO-per share growth rate and 50% will be based on relative annual shareholder return. One half of any award will vest, if at all, on January 17, 2008 and be paid immediately in shares, and the remaining half will take the form of a stock rights award that will vest 50% on January 17, 2009 and 50% on January 17, 2010, subject to the executive’s continued employment with us. For additional information, see “—Incentive Plan Awards.”

(4)	These shares represent the maximum possible awards available under our 2006 incentive plan based on performance during 2006 through 2008. Of the awards held by Mr. Stein, Ms. Fiala and Mr. Johnson, two-thirds will be based on compounded FFO-per share growth rate and one-third will be based on total relative shareholder return. Of the awards held by Mr. Smith, 33.5% will be based on compounded FFO-per share growth rate, 16.5% will be based on relative annual shareholder return and 50% will be based on the performance of our investment group. The awards will vest, if at all, on January 13, 2009 and be paid immediately in shares. For additional information, see “—Compensation Discussion and Analysis.”

(5)	These options vest 33.33% per year on January 17, 2007, 2008 and 2009.

     The following table sets forth information about the exercise of options by our named executive officers and the vesting of their stock rights awards in 2006.

Option Exercises and Stock Vested in 2006

	Option Awards		Stock Awards
			Number of
	Number of		Shares
	Shares	Value	Acquired	Value
	Acquired	Realized on	on	Realized on
	on Exercise	Exercise	Vesting(2)	Vesting
Name	(#)	($)(1)	(#)	($)(3)
Martin E. Stein, Jr.	230,574	$4,569,780	57,070	$3,638,203 (4)
Mary Lou Fiala	133,793	$2,528,915	39,843	$2,540,007
Bruce M. Johnson	101,179	$1,636,695	20,805	$1,326,328
Brian M. Smith	—	$—	28,306	$1,804,532
____________________

(1)	The amounts in this column represent the difference between (i) the market value of the shares of common stock acquired on exercise of the options, based on the closing price of our common stock on the date of exercise, and (ii) the option exercise price.

(2)	The shares in this column include dividend equivalents issued in shares at the same time that the underlying shares vested.

(3)	The amounts in this column have been computed based on the closing price of our common stock on the vesting date.

(4)	Of the amount in this column, Mr. Stein has deferred $1,819,102 under our 2005 non-qualified deferred compensation plan.

SUMMARY OF OUR NON-QUALIFIED DEFERRED COMPENSATION PLANS

     We maintain two non-qualified deferred compensation plans that permit directors and a select group of management or other highly compensated employees designated by the compensation committee of our board of directors to defer compensation they receive from us, in accordance with procedures established by the committee under the plan. We also may make matching contributions to participant accounts but have never done so. We established the second of the two plans in 2005 to comply with changes made to the Internal Revenue Code, including the addition of new Code Section 409A. We require that all contributions be made to the 2005 plan since its establishment, but we continue to maintain the old plan for contributions made to it before we established the 2005 plan. Otherwise, the provisions of the two plans are nearly identical.

     Deferral elections must be made before the calendar year to which they relate and remain effective for the entire calendar year. Employees must defer a minimum of $25,000 of base salary or incentive compensation, as the case may be. All types of compensation may be deferred under the 2005 plan other than compensation from the exercise of stock options. The old plan permitted the deferral of compensation from the exercise of stock options.

     We maintain a separate account for each participant in each plan and credit the participant’s contributions to the account. Each account is adjusted for investment gains and losses determined by assuming that the account is invested, in the percentages designated by the participant, in hypothetical investment options offered under the plans, including shares of our common stock. These hypothetical investment options are the same options that we offer under our 401(k) and profit sharing plan to all eligible employees. However, participants in the deferred compensation plans have no right to require that the plan invest in the investments they designate. Rather, investment gains and losses on the hypothetical investment options serve as the method of measuring the total amount of our obligation to the participant under the plans. The plans maintain a so-called rabbi trust to hold funds set aside under the plan, although the assets of the trust are subject to the claims of our creditors in the event of our insolvency or bankruptcy. The plans are unfunded, which means that a participant’s claim against us and/or the rabbi trust under the plans is treated like the claim of any other unsecured creditor of ours.

     Participant contributions under the plans are fully vested upon contribution. Amounts deferred under the plans are not subject to income tax until actually paid to the participant. Participants will receive distributions of their account balances (1) on death, (2) disability, or (3) on the date elected in advance by the participant. Payments to a participant can be made either in a lump sum payment on the applicable distribution date or in annual installments over two to ten years beginning on the applicable distribution date. We make distributions in cash, except for account balances deemed invested in our common stock, in which case, we make the distributions in shares.

     The following table sets forth information about participation by our named executive officers in our deferred compensation plans.

Non-Qualified Deferred Compensation for 2006

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last FY	in Last FY(1)	in Last FY	Distributions	at Last FYE(2)
Name	($)	($)	($)	($)	($)
Martin E. Stein, Jr.	$1,997,962 (3)	$—	$1,650,644	$—	$6,783,565
Mary Lou Fiala	$—	$—	$528,904	$—	$1,944,629
Bruce M. Johnson	$—	$—	$—	$—	$—
Brian M. Smith	$—	$—	$654,534	$165,434	$3,060,593

____________________

(1)	We have the right to make, but have never made, matching contributions.

(2)	None of the amounts in this column have been reported for years prior to 2006 in the summary compensation tables in our proxy statements. All of the amounts contributed to the plans represent income from the vesting of stock rights awards or, prior to 2006, the exercise of stock options and were not required to be reported in the summary compensation table.

(3)	The entire amount contributed in 2006 is reported as compensation in the summary compensation table and consists of (1) the fair value of stock rights awards that vested in 2006, less applicable FICA taxes ($1,792,714) and (2) the value of dividend equivalents on stock options issued in the form of common stock, less applicable FICA taxes ($205,248).

COMPENSATION ON TERMINATION OF EMPLOYMENT

     We have entered into severance and change of control agreements with each of our named executive officers. The agreements expire on December 31, 2007 and automatically renew for successive additional five-year terms unless either party gives written notice of non-renewal within 90 days before the end of the current term. The following describes the compensation that will be payable to these individuals on termination of employment under these agreements and under our 2005 and 2006 incentive plans.

     If we terminate the executive without cause or the executive terminates his or her employment for good reason, in either case other than in connection with a change of control, the named executive officer will receive a specified multiple (set forth in the table below) of their annual base salary and the same specified multiple of the greater of their most recent annual cash bonus or their target annual cash bonus for the year of termination. We will be required to pay this amount in a lump sum within 15 days after termination or, at our election, in equal bi-weekly installments over 18 months. The executives and their covered dependants will be entitled to medical, hospitalization, dental and vision coverage after termination for the number of years equal to the multiple, at the same level of benefits and dollar cost to them as we provide to employees with comparable positions, as if the terminated executives were still employed by us, but this continued coverage will be offset by comparable coverage obtained by them from any new employer.

     If the executive retires for other than good reason and gives us a specified number of years of prior notice before retiring, or if the executive dies or leaves because of disability, all unvested or unearned long-term incentive compensation in the form of stock options or stock rights awards that vest based on continued employment will vest immediately, together with a maximum of five years of unvested DEUs. The executive will remain eligible to receive performance share awards under our 2005 and 2006 incentive plans if we achieve the stated performance goals, as if the executive’s employment had not terminated. To qualify for these benefits on retirement, the executive must retire after a specified age or with a combination of age plus years of service, depending on the benefit in question as well as give us the required number of years of advance notice of retirement.

     In the event of a change of control and termination by us without cause or by the executive within two years after the change of control, the specified multiple of annual compensation will increase to the multiple set forth in the table below. Medical, hospitalization, dental and vision coverage will be payable for the number of years equal to the multiple. In addition, all unvested stock options or stock rights awards will vest immediately, together with a maximum of five years of unvested DEUs. Unearned performance shares under our 2005 and 2006 incentive plans also will vest in full. If payments we make in connection with a change of control would be subject to the excise tax on “parachute payments” imposed by Section 4999 of the Internal Revenue Code, we will “gross up,” on a after-tax basis, the executive’s compensation for all federal, state and local income and excise taxes and any penalties and interest. However, if the total amount payable by reason of the gross-up would not exceed by more than $25,000 the amount that would be payable by reducing the obligation to one dollar less than what would constitute a parachute payment, the scaled back amount will apply and the executive will not be entitled to a gross-up payment.

     The definition of “cause” includes:

  the willful and substantial failure to perform assigned duties that is not remedied within 30 days’ written notice, but excluding poor performance alone,

  a material breach of fiduciary duty or a violation of law or regulation in the course of employment resulting or likely to result in harm to us, in either case where the breach or violation was willful and in bad faith, or illegal conduct resulting in a conviction not subject to further appeal that is injurious to our business or public image.

     The definition of good reason includes the following, if we have received written notice of the event and failed to remedy it within 30 days:

  a material diminution in the position or responsibilities of the executive, including holding the same position but with a privately held company;

  a reduction that is more than de minimis in the executive’s annual base salary, total compensation opportunity or overall fringe benefits, other than for reasons due to performance by us or by the executive;

  required relocation or travel above specified thresholds;

  a material breach by us of the agreement; or

  notice by us that the agreement will not be automatically extended.

     The definition of change of control includes:

  the acquisition, including in a series of transactions, of our voting securities as a result of which any person or group owns more than 25% of our voting securities (subject to limited exceptions);

  50% or more of our board being comprised of directors who have not been nominated (1) by our directors in office in January 2002 or (2) by directors nominated by those directors or their nominees;

  a business combination resulting in the holders of our voting securities immediately before the transaction owning less than 50% of the voting securities of the surviving corporation; or

  a sale of substantially all our assets, or the adoption by our shareholders of a plan of liquidation.

     For one year after termination of employment for any reason, the executive is prohibited from:

  directly or indirectly soliciting any of our employees to leave Regency; or

  soliciting our tenants or other parties to terminate lease, acquisition, business combination or development contracts to which we were a party on the date of termination, or soliciting prospects with whom we were actively conducting negotiations for a lease, acquisition, business combination or development project on the date of termination of employment (unless the executive was not aware of the negotiations).

     In addition, our chief executive officer and chief operating officer are prohibited during the year after termination from directly or indirectly providing services to any nationally-based, public-traded REIT primarily engaged in the ownership of grocery-anchored shopping centers that is comparable to us in total assets.

     The agreements also require the executive to provide consulting services to us for up to 20 hours a month during the six months after a termination for which the executive receives change of control compensation.

     The agreements do not contain any provision for waiving a breach of the non-solicitation, non-competition or consulting obligations described above.

     The following table illustrates the additional compensation that we estimate would be payable to each of our named executive officers on termination of employment under each of the circumstances describe above, assuming the termination occurred on December 29, 2006, which was the last business day of 2006. The amounts shown are estimates and do not necessarily reflect the actual amounts that these individuals would receive on termination of employment.

Estimated Additional Compensation Triggered by Termination of Employment
If Terminated on the Last Business Day of 2006(1)

	Salary and		Salary and		Early Vesting	Early Vesting
	Cash Bonus		Cash	Health	of Stock	of Stock		Tax
	(Multiple)		Bonus	Benefits(2)	Options	Awards		Gross-Up	Total
Name	($)		($)	($)	($)	($)		($)	($)
Termination by Regency
Without Cause or by
the Executive for Good
Reason:
Martin E. Stein, Jr.	(1.5	x)	$2,287,500	$7,489	—	—		—	$2,294,989
Mary Lou Fiala	(1.5	x)	$1,447,500	$6,212	—	—		—	$1,453,712
Bruce M. Johnson	(1.5	x)	$1,095,000	$7,489	—	—		—	$1,102,489
Brian M. Smith	(1.0	x)	$1,012,000	$7,490	—	—		—	$1,019,490
Non-Qualifying Retirement:
Martin E. Stein, Jr.	—		—	—	—	—		—	—
Mary Lou Fiala	—		—	—	—	—		—	—
Bruce M. Johnson	—		—	—	—	—		—	—
Brian M. Smith	—		—	—	—	—		—	—
Qualifying Retirement,
Death or Disability:
Martin E. Stein, Jr.	—		—	—	$4,412,531	$7,480,554	(3)	—	$11,893,085
Mary Lou Fiala	—		—	—	$2,264,607	$4,899,238	(3)	—	$7,163,845
Bruce M. Johnson	—		—	—	$1,616,703	$2,940,688	(3)	—	$4,557,391
Brian M. Smith	—		—	—	$456,621	$4,770,300	(3)	—	$5,226,921
Change of Control:
Martin E. Stein, Jr.	(3.0	x)	$4,575,000	$14,977	$4,412,531	$14,191,124		—	$23,193,632
Mary Lou Fiala	(3.0	x)	$2,895,000	$12,424	$2,264,607	$8,784,239		—	$13,956,270
Bruce M. Johnson	(2.0	x)	$1,460,000	$9,985	$1,616,703	$5,766,173		—	$8,852,861
Brian M. Smith	(2.0	x)	$2,024,000	$14,979	$456,621	$7,578,024		$2,311,000	$12,384,624
____________________

(1)	The table does not include amounts payable under our non-qualified deferred compensation plans, which are described above under “— Summary of Our Non-Qualified Deferred Compensation Plans.” Year-end accrued account balances under these plans are shown in the non-qualified deferred compensation table included elsewhere in this proxy statement. The table also does not include account balances under our 401(k) and profit sharing plan, in which our executives participate on the same basis as all other participants.

(2)	Medical, hospitalization, dental and vision benefits have been estimated based on Regency’s portion of the insurance premiums at current rates for the entire coverage period.

(3)	The amounts shown do not include performance shares that would vest in 2007, 2008 or 2009 to the extent that we achieve the stated performance goals for those years.

COMPENSATION OF DIRECTORS

     We pay an annual fee of $28,000 to each of our non-employee directors, plus $1,500 for each board meeting attended and $1,000 for each board committee meeting attended. Effective with our 2006 annual meeting, we increased the annual retainer we pay to the lead director and to the chairperson of the audit committee from $3,000 to $10,000 per year and the annual retainer we pay to the chairpersons of all other standing board committees from $3,000 to $6,000 per year.

     We pay directors fees quarterly, in cash or, at the election of the director, shares of common stock issued under our Long-Term Omnibus Plan and valued based on the average closing price of our common stock during the quarter in which the fees are earned. Directors may defer their fees, at their election, under our 2005 non-qualified deferred compensation plan.

     Non-employee directors also received stock rights awards of 2,000 shares each immediately following the 2006 annual meeting. The awards entitle the director to receive dividend equivalent units at the same rate as dividends paid on our common stock. The stock rights and dividend equivalent units vest 25% on each of the first four anniversary dates of the grants.

     The following table summarizes the compensation of our non-employee directors for 2006.

Director Compensation for 2006

					Change in
					Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)(1)	($)(2)(3)	($)(3)(4)	($)	Earnings(5)	($)(6)	($)
Raymond L. Bank	$43,500	$152,370	$—	$ —	$ —	$25,055	$220,925
C. Ronald Blankenship	$46,500	$135,215	$—	$ —	$ —	$—	$181,715
A. R. Carpenter	$53,750	$152,370	$83,751	$ —	$ —	$14,291	$304,162
J. Dix Druce, Jr.	$52,750	$152,370	$—	$ —	$ —	$29,150	$234,270
Douglas S. Luke	$39,500	$152,370	$73,455	$ —	$ —	$14,945	$280,270
John C. Schweitzer	$57,000	$152,370	$—	$ —	$ —	$41,598	$250,968
Thomas G. Wattles	$57,250	$152,370	$—	$ —	$ —	$—	$209,620
Terry N. Worrell	$41,000	$152,370	$—	$ —	$ —	$24,661	$218,031
____________________

(1)	The following directors elected to receive all their directors’ fees in the form of shares of our common stock in lieu of cash:

Number of Shares
Issued in Lieu of
Directors’ Fees
Director	(#)
Raymond L. Bank	655
C. Ronald Blankenship	698
A. R. Carpenter	808
Douglas S. Luke	593
Thomas G. Wattles	863
Terry N. Worrell	617

(2)

The amounts in this column include the aggregate amount recognized for financial reporting purposes in accordance with FAS 123(R) for stock rights awards that vested during 2006, except that in accordance with SEC rules, the amounts have not been adjusted to reflect an estimate for forfeitures related to service-based vesting conditions. None of the individuals in the table forfeited any unvested restricted stock during 2006 with service-based vesting conditions. The aggregate grant date fair value, computed in accordance with FAS 123(R), of stock rights awards for 2,000 shares granted to each non-employee director during 2006 was $122,520 ($61.26 per share). We will expense these amounts for financial reporting purposes over the four-year vesting period of the awards. See note 10 to the financial statements in our 2006 annual report to stockholders for the assumptions we made in valuing all the awards included in this column.

(3)	The following table shows the number of stock rights awards and stock options held by each non-employee director as of December 31, 2006:

	Stock Awards	Option Awards
Name	(#)	(#)
Raymond L. Bank	5,358	15,390
C. Ronald Blankenship	4,768	—
A. R. Carpenter	5,358	7,057
J. Dix Druce, Jr.	5,358	15,727
Douglas S. Luke	5,358	8,797
John C. Schweitzer	5,358	21,920
Thomas G. Wattles	5,358	—
Terry N. Worrell	5,358	13,904

(4)

The amounts in this column include the aggregate amount recognized for financial reporting purposes in accordance with FAS 123(R) for stock options that vested during 2006, except that in accordance with SEC rules, the amounts have not been adjusted to reflect an estimate for forfeitures related to service-based vesting conditions. None of the individuals in the table forfeited any stock options during 2006 with service-based vesting conditions. The amounts in this column also include additional amounts recognized for financial reporting purposes in 2006 applying the modified prospective transition method to outstanding stock options held by each individual in the table that were outstanding on January 1, 2005, the date that we adopted FAS 123(R). See note 10 to the financial statements in our 2006 annual report to stockholders for the assumptions we made in valuing all the awards included in this column. During 2006, Messrs. Carpenter and Luke received 10,030 and 8,797 replenishment options, respectively, that were fully vested on the date of grant. The aggregate grant date fair value, computed in accordance with FAS 123(R) of these replenishment options was $83,751 for the options granted to Mr. Carpenter and $73,455 for the options granted to Mr. Luke. These two amounts are included in this column. Under the replenishment feature, if the director paid the exercise price through the surrender of shares of our common stock that the director owned for at least six months and the fair market value of the shares acquired on exercise was at least 20% greater than the option exercise price, the director received an additional vested option to purchase the same number of shares of common stock that the director surrendered in payment of the exercise price. Replenishment options expired on the same date as the original options but had an exercise price equal to the fair market value of the shares surrendered on the date of exercise. The replenishment feature was designed to encourage stock accumulation. In February 2007, each of the directors exchanged their replenishment rights for options without replenishment rights or for restricted stock, at their election. As a result, director options no longer have replenishment rights.

(5)

We do not maintain any defined benefit pension plans. No earnings are deemed above-market or preferential on compensation deferred under our two non-qualified deferred compensation plans. Contributions deemed invested in Regency common stock under the plans are deemed to earn dividends at the same rate as we pay dividends. All other contributions to the plans are deemed invested in hypothetical investment options selected by the director from the same menu of investment options offered to all participants in our 401(k) and profit sharing plan. See “— Summary of our Non-Qualified Deferred Compensation Plans” for additional information.

(6)

Some, but not all, options earn dividend equivalent units (DEUs) that vest at the same rate as the underlying options. DEUs are issued annually in July based on the per share dividends on our common stock, less the average dividend rate of the S&P 500, during the twelve months ended on the preceding December 31. The amounts in this column represent DEUs vested and distributed during 2006 on stock options awarded before January 1, 2005, when we began expensing stock option grants under FAS 123(R). We pay DEUs in common stock. Therefore, the amounts shown are based on the closing price of our common stock on the date of the distribution.

CERTAIN TRANSACTIONS

     There have been no related party transactions since January 1, 2006 required to be disclosed under SEC rules.

     The nominating and corporate governance committee has adopted written policies and procedures for the committee to review and approve or ratify related party transactions. These transactions include:

  transactions that must be disclosed in proxy statements under SEC rules, and transactions that potentially could cause a non-employee director to cease to qualify as an independent director under New York Stock Exchange listing requirements or the ratings criteria of organizations such as Institutional Shareholder Services.

     Transactions that are deemed immaterial under applicable disclosure requirements are generally deemed pre-approved under these written policies and procedures, including transactions with an entity with which a Regency director’s sole relationship is as a non-employee director and the total amount involved does not exceed 1% of the entity’s total annual revenues.

     Criteria for committee approval or ratification of a related party transaction include, in addition to factors that the committee otherwise deems appropriate under the circumstances:

  whether the transaction is on terms no less favorable than terms generally available from an unaffiliated third party; and

  in the case of a non-employee director, whether the transaction would disqualify the director from (1) being deemed independent under New York Stock Exchange listing requirements or (2) from serving on the audit committee, compensation committee or nominating and corporate governance committee under New York Stock Exchange and other regulatory requirements.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

     Our board of directors has selected the firm of KPMG LLP to serve as our independent registered public accountants for the current fiscal year ending December 31, 2007. That firm has served as our auditors since 1993. Our board of directors has directed that the appointment of the independent registered public accountants be submitted for ratification by the shareholders at the annual meeting. Representatives of KPMG LLP are expected to be present at the annual meeting of shareholders and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

     Shareholder ratification of the selection of KPMG LLP as our independent registered public accountants is not required by our articles of incorporation or bylaws. However, the board of directors is submitting the appointment of KPMG LLP as a matter of good corporate practice. If the shareholders do not ratify the selection, the audit committee will reconsider whether or not to retain KPMG LLP. In such event, the audit committee may retain KPMG LLP notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the selection is ratified, the audit committee retains the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders and us.

     All decisions regarding selection of independent accounting firms and approval of accounting services and fees are made by our audit committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002. There are no exceptions to the policy of securing pre-approval of the audit committee for any service provided by our independent accounting firm.

     The following table provides information relating to the fees billed to Regency by KPMG LLP for the years ended December 31, 2006 and 2005:

	2006	2005
Audit fees[1]	$883,500	$1,116,500
Audit-related fees[2,3]	$30,000	$21,000
Tax fees[3,4]	$138,350	$243,172
All other fees	$—	$—
____________________

1

Audit fees include all fees and out-of-pocket expenses for services in connection with (i) the annual audits and review of quarterly financial statements for Regency and its operating partnership, Regency Centers, L.P., (ii) audits related to management’s assessment of internal control over financial reporting and (iii) KPMG LLP’s opinion as to effectiveness of internal control over financial reporting.

2	Consists primarily of audits of employee benefit plans.

3	The audit committee discussed these services with KPMG LLP and determined that their provision would not impair KPMG LLP’s independence.

4	Consists of fees for tax consultation and tax compliance services.

     Our board of directors recommends that the shareholders vote “for” the proposal to ratify the selection of KPMG LLP as our independent registered public accountants for the year ending December 31, 2007.

OTHER MATTERS

     Our board of directors does not know of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. If any other matter should come before the meeting, action on such matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     Regulations of the Securities and Exchange Commission require proxy statements to disclose the date by which shareholder proposals must be received by the company in order to be included in the company’s proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if, pursuant to Rule 14a-8, they wish a proposal to be included in Regency’s proxy statement and form of proxy relating to the 2008 annual meeting, a written copy of their proposal must be received at our principal executive offices no later than November 19, 2007. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in our proxy materials. Notice to us of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 also will be considered untimely if received by us after November 19, 2007 and the proposal will not be brought before the meeting. To ensure prompt receipt by us, proposals should be sent certified mail, return receipt requested.

     Interested parties who wish to communicate with the board of directors or with a particular director, including the lead director, John C. Schweitzer, may send a letter to the Corporate Secretary at our address set forth on page 1 of this proxy statement. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters should identify the author and clearly state whether the intended recipients are all members of the board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. Interested parties may also communicate with the board of directors or with a particular director by contacting our AlertLine at 1-877-861-6669.

ANNUAL REPORT

     A copy of our annual report for the year ended December 31, 2006 accompanies this proxy statement. Additional copies may be obtained by writing to Diane Ortolano, at our principal executive offices, at the address set forth below.

     A copy of our annual report on Form 10-K for the year ended December 31, 2006 will be provided, without charge, upon written request addressed to Ms. Ortolano at our principal executive offices at One Independent Drive, Suite 114, Jacksonville, Florida 32202.

     Our annual report to shareholders and Form 10-K are also available on our website at www.regencycenters.com.

EXPENSES OF SOLICITATION

     The cost of soliciting proxies will be borne by us. We may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.

     Please specify your choices, date, sign and return the enclosed proxy in the enclosed envelope, postage for which has been provided. Your prompt response will be appreciated. If submitting your proxy via the internet please carefully follow the instructions on your proxy card.

* * * * * * * * *

     The reports of the audit committee and the compensation committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate these reports or the performance graph by reference in another filing.